UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 15, 2008

DATATRAK International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	000-20699	34-1685364
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6150 Parkland Boulevard, Mayfield Hts., Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-443-0082

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with his appointment as Interim President, the Company intends to enter into an indemnification agreement (the "Indemnification Agreement") with G. Matthew Delaney to be effective as of May 15, 2008. The Indemnification Agreement will be the same as the indemnification agreements the Company has previously entered into with each of its directors and executive officers. The Indemnification Agreement will require the Company, among other things, to indemnify Mr. Delaney against certain liabilities that may arise by reason of his status or service as an executive officer of the Company, provided that Mr. Delaney acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company. The same coverage will be provided whether or not the suit or proceeding is a derivative action. The rights provided to Mr. Delaney under the Indemnification Agreement will be in addition to any other rights he may be entitled to under the Company's Sixth Amended and Restated Articles of Incorporation, as amended or the Third Amended and Restated Code of Regulations, as amended, the General Corporation Law of the State of Ohio or otherwise. The description of the Indemnification Agreement set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement between the Company and each of its directors and executive officers. The form of indemnification agreement was filed as Exhibit 10.14 to the Company's Form S-1 Registration Statement filed on March 8, 1996, as amended by Amendment No. 1 filed on May 10, 1996, as amended by Amendment No. 2 filed on June 10, 1996 (File No. 333-2140) and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Terry C. Black, Chief Operating Officer and Assistant Secretary.

(b) On May 15, 2008, the Board of Directors of DATATRAK International, Inc. (the "Company") eliminated the position of Chief Operating Officer, which was previously held by Terry C. Black. As a result, effective June 20, 2008, Mr. Black will no longer be employed by the Company. Pursuant to the terms of his employment agreement with the Company, Mr. Black will receive one year of salary continuation commencing on June 20, 2008 and outplacement services, up to a value of $10,000, from an agency to be selected by the Company. In addition, the Company currently anticipates entering into a consulting arrangement with Mr. Black whereby Mr. Black would serve as a consultant to the Company on a as needed basis for a one-year period.

Appointment of G. Matthew Delaney as Interim President.

(c) Effective May 15, 2008, the Company's Board of Directors appointed G. Matthew Delaney, the Company's current Vice President of Global Marketing and Sales, as the Company's Interim President. Dr. Jeffrey A. Green, the Company's former President, will continue to serve as the Company's Chief Executive Officer.

Mr. Delaney, 48, has served as the Company's Vice President of Marketing and Sales since joining the Company in February 2007. Prior to joining the Company, Mr. Delaney served as Chief Operating Officer for 360training.com from November 2005 to December 2006 and held various executive positions with Dell Computer, including Director of Corporate Strategy, from August 1996 to June 2005.
In connection with his appointment as Interim President, Mr. Delaney will receive an annual base salary of $150,000 as well as a grant of 35,000 restricted common shares of the Company pursuant to the Company's 2005 Omnibus Equity Plan, and all such restricted common shares will become fully vested one year from the date of grant. Additional terms of Mr. Delaney's employment will be formalized in a written agreement. Under the terms of that agreement, Mr. Delaney will be entitled to continuation of his then effective base salary for the period of one year in the event of a termination of his employment under certain circumstances, including following a change of control of the Company, the termination of Mr. Delaney's employment without cause, or the termination by Mr. Delaney of his employment for "Good Reason." The agreement will also contain noncompetition and nondisclosure provisions, which will continue under certain conditions for a period of up to eighteen months following a termination of Mr. Delaney's employment.

There is no arrangement or understanding between Mr. Delaney and any other person pursuant to which Mr. Delaney was appointed as Interim President. There are no transactions in which Mr. Delaney has an interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Appointment of Laurence P. Birch as Chairman of the Board.

(c) On May 15, 2008, the Board of Directors elected Laurence P. Birch to serve as Chairman of the Board. Dr. Jeffrey A. Green, the previous Chairman of the Board, will continue to serve as a member of the Board of Directors and as the Company's Chief Executive Officer.

On May 19, 2008, the Company issued a press release announcing Mr. Black's separation from the Company, the appointment of Mr. Delaney as Interim President and the appointment of Mr. Birch as Chairman of the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and furnished herewith.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1 Form of indemnification agreement entered into by and between the Company and each of its directors and executive officers, which is incorporated herein by reference to Exhibit 10.14 to the Company’s Form S−1 Registration Statement filed on March 8, 1996, as amended by Amendment No. 1 filed on May 10, 1996, as amended by Amendment No. 2 filed on June 10, 1996 (File No. 333−2140).

99.1 Press release dated May 19, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATATRAK International, Inc.

May 21, 2008	By:	/s/ Raymond J. Merk

Name: Raymond J. Merk
Title: Vice President of Finance, Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated May 19, 2008